Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2024, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) as of and for the year ended December 30, 2023, appearing in the Annual Report on Form 10-K of Netlist, Inc..

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ KMJ Corbin & Company LLP

Glendora, California
August 7, 2024